Exhibit 99.1

ARKO REPORTS RECORD REVENUES AND PROFITABILITY IN 2021

DECLARES QUARTERLY DIVIDEND AND STOCK REPURCHASE PROGRAM

Net Income of $12.9 million for Fourth Quarter and $59.4 million for Full Year 2021

Adjusted EBITDA, Net of Incremental Bonuses, Increases 43.8% to $58.4 million for Fourth Quarter and 39.9% to $256.6 million for Full Year 2021

RICHMOND, VA, February 23, 2022 – ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), one of the largest convenience store operators and fuel wholesalers in the United States, today announced financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter and Full Year 2021 Key Highlights*

•
Acquired 36 Handy Mart company-operated convenience stores and gas stations in North Carolina; Continued growth with 1,406 convenience stores in unique community of brands and 1,628 wholesale sites
•
Operating income was $28.4 million for the quarter, an increase of 234.7% compared to $8.5 million for the prior year period, and $142.1 million for the year, an increase of 76.9% compared to $80.3 million for the prior year
•
Net income for the quarter was $12.9 million, compared to a loss of $6.2 million for the prior year period, and net income for the year was $59.4 million, compared to net income of $30.6 million for the prior year
•
Adjusted EBITDA, net of incremental bonuses, increased 43.8% to $58.4 million for the quarter and 39.9% to $256.6 million for the year
•
Same store merchandise sales excluding cigarettes increased 4.9% for the quarter and 4.8% for the year compared to the prior year period and increased 10.4% on a two-year stack basis for the quarter. Merchandise margin increase of 290 basis points to 30.0% for the fourth quarter and 210 basis points for the full year
•
Retail fuel margin cents per gallon increased 14.3% to 33.5 cents per gallon for the fourth quarter, and increased 5.6% to 33.7 cents per gallon for the full year
•
Merchandise revenue of $1.6 billion for full year 2021, increased $122.1 million compared to 2020

“We’re very happy to have ended our first full year as a public company by reporting record net income and record adjusted EBITDA, net of incremental bonuses, of $256.6 million and operating income of $142.1 million, as our dual convenience and wholesale model delivered excellent results,” said Arie Kotler, Chairman, President and Chief Executive Officer of ARKO. “Our in-store initiatives, merchandising strategy, scale at wholesale, and M&A capabilities are working together as an engine for growth in this environment. The rapid integration of Empire exceeded our expectations, with notable cost synergies and incremental growth, showing once again we are capable of dealmaking at any scale. We are focused on disciplined capital allocation, positioning us well to return money to our dedicated investors, enhance stores through multiple initiatives, and pursue strategic acquisitions. We’re prepared for an environment of increasing price sensitivity, and because of the exceptional efforts of our over 11,000 team members I have confidence that we can continue to exceed our customers’ expectations, deliver strong growth, and create attractive stockholder value over the long-term.”

* Same store merchandise sales increase on a two-year stack basis is the same store merchandise sales increase in the current year added to the same store merchandise sales increase in the prior year period. This measure may be helpful to improve the understanding of trends in periods that are affected by variations in prior year growth rates. See also Use of Non-GAAP Measures below.

Fourth Quarter and Full Year 2021 Segment Highlights

Retail

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)
Fuel gallons sold	267,403	249,842	1,038,561	937,095
Same store fuel gallons sold decrease (%) [1]	(0.2%)	(15.8%)	(1.3%)	(16.5%)
Fuel margin, cents per gallon [2]	33.5	29.3	33.7	31.9
Merchandise revenue	$396,106	$375,301	$1,616,404	$1,494,342
Same store merchandise sales increase (%) [1]	0.2%	3.3%	1.6%	3.5%
Same store merchandise sales excluding cigarettes increase (%) [1]	4.9%	5.5%	4.8%	4.6%
Merchandise contribution [3]	$118,851	$101,793	$472,910	$406,310
Merchandise margin [4]	30.0%	27.1%	29.3%	27.2%

[1] Same store is a common metric used in the convenience store industry. We consider a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin paid to GPMP for the cost of fuel.

[3] Calculated as merchandise revenue less merchandise costs.

[4] Calculated as merchandise contribution divided by merchandise revenue.

For the fourth quarter and full year, retail fuel profitability (excluding intercompany charges by our wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”)) increased approximately $16.6 million and $50.8 million, respectively, compared to the prior year. Strong fuel margin capture of 33.5 cents per gallon increased 14.3% for the fourth quarter and increased 5.6% to 33.7 cents per gallon for the full year. There was an increase in same store fuel profit of $7.5 million for the quarter, but a decrease of $0.8 million for the year (excluding intercompany charges by GPMP).

Same store merchandise sales excluding cigarettes increased 4.9% for the quarter and 4.8% for the year and increased 10.4% on a two-year stack basis for the quarter. Total merchandise contribution increased $17.1 million, or 16.8%, for the quarter, with merchandise margin increasing 290 basis points. For the year, total merchandise contribution increased $66.6 million, or 16.4%. Merchandise margin increased approximately 210 basis points to 29.3% for the year as a result of changes in sales mix and improved purchasing economics.

Wholesale

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)
Fuel gallons sold – fuel supply locations	200,794	185,463	814,628	210,085
Fuel gallons sold – consignment agent locations	40,546	40,614	163,391	57,224
Fuel margin, cents per gallon[1] – fuel supply locations	6.5	4.4	5.8	4.5
Fuel margin, cents per gallon[1] – consignment agent locations	27.2	20.7	25.4	21.9

[1] Calculated as fuel revenue less fuel costs, divided by fuel gallons sold; excludes the estimated fixed margin paid to GPMP for the cost of fuel.

Wholesale fuel profitability (excluding intercompany charges by GPMP) increased approximately $7.6 million for the quarter and approximately $66.5 million for the full year, with the Empire acquisition accounting for substantially all of the growth. Fuel contribution from fuel supply locations grew by $5.0 million for the quarter and $37.4 million for the year due to an approximately 15-million-gallon increase in fuel volume for the quarter and approximately 605-million-gallon increase for the year, and increased fuel margin cents per gallon for these locations, which increased 2.1 cents for the quarter and 1.3 cents for the year.

Fuel contribution from consignment agent locations increased $2.6 million for the quarter and $29.1 million for the year. For the quarter, the increase was due to an increase of fuel margin of 6.5 cents per gallon, while volume was flat compared to the prior year period. For the year, the increase was due to increases both in volume of approximately 106 million gallons and fuel margin of 3.5 cents per gallon. Although volume sold through consignment locations aggregated 17% of the combined total wholesale volume, fuel margin dollars realized from these locations accounted for approximately 47% of the wholesale fuel margin dollar contribution for the year.

Liquidity and Capital Expenditures

As of December 31, 2021, the Company’s total liquidity was approximately $754 million, consisting of cash and cash equivalents and short-term investments of approximately $310 million, and approximately $444 million available under lines of credit. Outstanding debt was $717.0 million, resulting in net debt excluding capital leases of approximately $408 million. Capital expenditures were approximately $73 million for the year ended December 31, 2021, representing capital expenditures of $226.2 million, net of $152.9 million of proceeds paid by Oak Street Real Estate Capital Net Lease Property Fund, LP (“Oak Street”) for two transactions accounted for as sale-leasebacks and the purchase of certain fee properties, compared to $44.6 million for the prior year.

Quarterly Dividend and Share Repurchase Program

On February 21, 2022, the Company’s board of directors declared a quarterly dividend of $0.02 per share of common stock, to be paid on March 29, 2022, to stockholders of record as of March 15, 2022. The Company’s board of directors also authorized a share repurchase program for up to an aggregate amount of $50 million of our outstanding shares of common stock.

The Company’s ability to return cash to our stockholders through our first-ever quarterly cash dividend program and new share repurchase program is consistent with our capital allocation framework and reflects the Company’s confidence in the strength of our cash generation ability and strong financial position.

The share repurchase program does not have a stated expiration date, and repurchases, if any, may be effected from time to time through open market purchases, including pursuant to a pre-set trading plan meeting the requirements of Rule 10b5-1(c) of the Exchange Act of 1934, as amended, privately negotiated transactions, pursuant to accelerated share repurchase agreements entered into with one or more counterparties, or otherwise. The amount and timing of dividends payable on our common stock are within the sole discretion of, and subject to quarterly declarations by, our board of directors.

Store Network Update

The following tables present certain information regarding changes in the store network for the periods presented:

	For the Three Months Ended December 31,		For the Year Ended December 31,
Retail Segment	2021	2020	2021	2020

Number of sites at beginning of period	1,379	1,250	1,330	1,272
Acquired sites	36	84	97	84
Newly opened or reopened sites	—	3	1	3
Company-controlled sites converted to
consignment or fuel supply locations, net	(6)	—	(9)	(14)
Closed, relocated or divested sites	(3)	(7)	(13)	(15)
Number of sites at end of period	1,406	1,330	1,406	1,330

	For the Three Months Ended December 31,		For the Year Ended December 31,
Wholesale Segment [1]	2021	2020	2021	2020

Number of sites at beginning of period	1,633	139	1,597	128
Acquired sites	—	1,453	—	1,453
Newly opened or reopened sites [2]	18	23	80	31
Consignment or fuel supply locations converted
from Company-controlled sites, net	6	—	9	14
Adjustment [3]	—	(17)	(24)	(17)
Closed, relocated or divested sites	(29)	(1)	(34)	(12)
Number of sites at end of period	1,628	1,597	1,628	1,597

[1] Excludes bulk and spot purchasers.

[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

3 We regularly review our processes for measuring our key metrics, including number of sites, for accuracy and consistency. In the course of such review, we recently discovered an error that caused our reported number of wholesale sites to be overstated for the fourth quarter of 2020 through the third quarter of 2021. We have adjusted the number of wholesale sites as of September 30, 2021 and December 31, 2020 to account for the error and have corrected the error going forward. To provide greater accuracy and transparency, the adjusted numbers of wholesale sites as of December 31, 2020, March 31, 2021, June 30, 2021 and September 30, 2021 were 1,597 (previously reported 1,614), 1,597 (previously reported 1,625), 1,610 (previously reported 1,647) and 1,633 (previously reported 1,674), respectively. There was no impact on our previously reported gallons sold or financial results.

Handy Mart Acquisition

On November 9, 2021, the Company completed its acquisition of 36 Company-operated Handy Mart convenience stores and gas stations and one development parcel, located in North Carolina, which represented the Company’s 20th acquisition since 2013. The total consideration for the transaction was approximately $112 million plus the value of inventory and cash in the stores on the closing date. The Company paid approximately $12 million for its share of the consideration. Oak Street paid the remaining consideration of approximately $100 million for the real estate of certain of the seller’s sites it acquired, including one site they purchased in the first quarter of 2022. The Company will pay approximately $6.0 million annually to rent these sites from Oak Street.

Oak Street Purchases

In the fourth quarter of 2021, Oak Street purchased approximately $150 million of real estate previously leased to the Company by other landlords. The Company entered into master lease agreements with Oak Street to lease the properties for a term of 20 years, with six five-year renewal options, resulting in a reduction of rent of approximately $2.3 million annually. There is approximately $750 million remaining in the $1 billion real property commitment from Oak Street.

Acquisition of Certain Assets of Quarles Petroleum

On February 18, 2022, the Company entered into an agreement with Quarles Petroleum Inc. (“Quarles”) for the acquisition of certain assets, including 121 branded and 64 contracted cardlock sites, which are unmanned fuel sites strategically located on high-traffic corridors in the mid-Atlantic region, at which customers purchase fuel with fleet cards. Quarles is the largest fleet fueling cardlock operator on the U.S. east coast, with operations in Virginia, North Carolina, Maryland, Pennsylvania and the District of Columbia, servicing the fuel needs of a diverse base of commercial customers across multiple industries at easily accessible commercial sites.

This acquisition is part of the Company’s strategic focus on growth and generating long-term shareholder value with its dual convenience and wholesale platform. The acquisition of these assets complements and expands the Company’s core wholesale strategy, adding a mature fleet fueling platform and boosting our supply and distribution capabilities within our 33 states and Washington, D.C. fuel supply footprint.

At the time of signing an asset purchase agreement, using estimated forward-looking non-GAAP measures, the Company expects that this acquisition will add approximately $17.3 million of adjusted EBITDA on an annualized basis after incremental rent of approximately $7.7 million to be paid to Oak Street, who will fund approximately $130 million of the purchase price.1 The acquisition will add approximately 200 million gallons to the approximately 2 billion gallons ARKO currently sells annually. For the trailing twelve months from September 30, 2021, branded cardlock sites had an approximate 80/20 diesel/gasoline gallon sales mix.

The transaction is expected to close during the second quarter of 2022. There is no certainty that the transaction will close.

1 At this time, ARKO is unable to provide a quantitative reconciliation of estimated forward-looking non-GAAP performance measures without unreasonable efforts due to the carve-out nature of this acquisition.

Conference Call and Webcast Details

The Company will host a conference call to discuss these results today at 10:00 a.m. Eastern Time. Investors interested in participating in the live call can dial 877-605-1792 or 201-689-8728. A telephone replay will be available approximately two hours after the call concludes through March 9, 2022, by dialing 877-660-6853 or 201-612-7415 and entering confirmation code 13726532.

There will also be a simultaneous, live webcast available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores in the United States. Based in Richmond, VA, our highly recognizable family of community brands offers delicious prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our high value fasREWARDS® loyalty program offers exclusive savings on merchandise and gas. We operate in three reportable segments: retail, which includes convenience stores selling fuel products and other merchandise to retail customers; wholesale, which supplies fuel to independent dealers and GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; our ability to maintain the listing of our common stock and warrants on the Nasdaq Stock Market; changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which we compete; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond our control, including the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets (including with respect to new variants of the virus), general economic conditions, unemployment and our liquidity, operations and personnel; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that ARKO files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. ARKO does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Media Contact

Andrew Petro

Matter on behalf of ARKO

(978) 518-4531

apetro@matternow.com

Investor Contact

Ross Parman
ARKO Corp.
RParman@gpminvestments.com

	Consolidated statements of operations

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)
Revenues:
Fuel revenue	$1,570,264	$941,910	$5,714,333	$2,452,401
Merchandise revenue	396,106	375,301	1,616,404	1,494,342
Other revenues, net	21,835	18,788	86,661	63,489
Total revenues	1,988,205	1,335,999	7,417,398	4,010,232
Operating expenses:
Fuel costs	1,456,336	852,349	5,275,907	2,131,416
Merchandise costs	277,255	273,508	1,143,494	1,088,032
Store operating expenses	166,480	145,789	630,518	532,422
General and administrative expenses	33,397	29,601	124,667	94,424
Depreciation and amortization	25,648	24,340	97,194	74,396
Total operating expenses	1,959,116	1,325,587	7,271,780	3,920,690
Other expenses, net	725	1,938	3,536	9,228
Operating income	28,364	8,474	142,082	80,314
Interest and other financial income	7,876	788	3,005	1,768
Interest and other financial expenses	(24,041)	(21,268)	(74,212)	(51,673)
Income (loss) before income taxes	12,199	(12,006)	70,875	30,409
Income tax benefit (expense)	651	6,670	(11,634)	1,499
Income (loss) from equity investment	81	(834)	186	(1,269)
Net income (loss)	$12,931	$(6,170)	$59,427	$30,639
Less: Net income attributable to non-controlling interests	50	1,247	229	16,929
Net income (loss) attributable to ARKO Corp.	$12,881	$(7,417)	$59,198	$13,710
Accretion of redeemable preferred stock	—	(3,120)	—	(3,120)
Series A redeemable preferred stock dividends	(1,450)	(157)	(5,735)	(157)
Net income (loss) attributable to common shareholders	$11,431	$(10,694)	$53,463	$10,433
Net income (loss) per share attributable to common shareholders - basic	$0.09	$(0.14)	$0.43	$0.15
Net income (loss) per share attributable to common shareholders - diluted	$0.09	$(0.14)	$0.42	$0.15
Weighted average shares outstanding:
Basic	124,428	76,628	124,412	71,074
Diluted	124,953	76,628	125,437	71,074

	Consolidated balance sheets

	December 31, 2021	December 31, 2020
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$252,141	$293,666
Restricted cash with respect to bonds	—	1,230
Restricted cash	20,402	16,529
Short-term investments	58,807	—
Trade receivables, net	62,342	46,940
Inventory	197,836	163,686
Other current assets	92,095	87,355
Total current assets	683,623	609,406
Non-current assets:
Property and equipment, net	548,969	491,513
Right-of-use assets under operating leases	1,064,982	961,561
Right-of-use assets under financing leases, net	192,378	198,317
Goodwill	197,648	173,937
Intangible assets, net	185,993	218,132
Investments	—	31,825
Non-current restricted cash with respect to bonds	—	1,552
Equity investment	2,998	2,715
Deferred tax asset	41,047	40,655
Other non-current assets	24,637	10,196
Total assets	$2,942,275	$2,739,809
Liabilities
Current liabilities:
Long-term debt, current portion	$40,384	$40,988
Accounts payable	172,918	155,714
Other current liabilities	137,488	133,637
Operating leases, current portion	51,261	48,878
Financing leases, current portion	6,383	7,834
Total current liabilities	408,434	387,051
Non-current liabilities:
Long-term debt, net	676,625	708,802
Asset retirement obligation	58,021	52,964
Operating leases	1,076,905	973,695
Financing leases	229,215	226,440
Deferred tax liability	2,546	2,816
Other non-current liabilities	136,853	96,621
Total liabilities	2,588,599	2,448,389

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Additional paid-in capital	214,776	212,103
Accumulated other comprehensive income	9,119	9,119
Retained earnings (deficit)	29,545	(29,653)
Total shareholders' equity	253,452	191,581
Non-controlling interest	224	(161)
Total equity	253,676	191,420

Total liabilities, redeemable preferred stock and equity	$2,942,275	$2,739,809

	Consolidated statements of cash flows
	For the Year Ended December 31,
	2021	2020
	(in thousands)
Cash flows from operating activities:
Net income	$59,427	$30,639
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97,194	74,396
Deferred income taxes	4,848	(4,747)
Loss on disposal of assets and impairment charges	1,384	6,060
Foreign currency (gain) loss	(1,320)	6,754
Amortization of deferred financing costs, debt discount and premium	9,304	2,236
Amortization of deferred income	(10,327)	(7,650)
Accretion of asset retirement obligation	1,705	1,359
Non-cash rent	6,359	7,051
Charges to allowance for credit losses	601	260
(Income) loss from equity investment	(186)	1,269
Share-based compensation	5,804	1,891
Fair value adjustment of financial assets and liabilities	3,821	(1,014)
Other operating activities, net	677	115
Changes in assets and liabilities:
Increase in trade receivables	(16,003)	(24,010)
(Increase) decrease in inventory	(21,816)	6,618
Increase in other assets	(5,421)	(7,864)
Increase in accounts payable	16,813	26,893
Increase in other current liabilities	7,867	46,303
Decrease in asset retirement obligation	(130)	(393)
(Decrease) increase in non-current liabilities	(1,410)	7,676
Net cash provided by operating activities	159,191	173,842
Cash flows from investing activities:
Purchase of property and equipment	(226,205)	(44,646)
Purchase of intangible assets	(246)	(30)
Proceeds from sale of property and equipment	284,854	1,302
Business acquisitions, net of cash	(203,070)	(363,988)
Purchase of investments	(27,110)	—
Loans to equity investment	—	(189)
Net cash used in investing activities	(171,777)	(407,551)
Cash flows from financing activities:
Lines of credit, net	—	(83,515)
Repayment of related-party loans	—	(4,517)
Buyback of long-term debt	—	(1,995)
Receipt of long-term debt, net	484,089	570,207
Repayment of debt	(531,834)	(58,792)
Principal payments on financing leases	(8,094)	(8,116)
Proceeds from failed sale-leaseback	44,188	—
Proceeds from issuance of rights, net	—	11,332
Purchase of non-controlling interest in GPMP	—	(99,048)
Investment of non-controlling interest in subsidiary	—	19,325
Payment of Additional Consideration	(3,828)	—
Payment of Merger Transaction issuance costs	(4,773)	—
Issuance of shares in Merger Transaction	—	57,997
Issuance of redeemable preferred stock, net	—	96,880
Dividends paid on redeemable preferred stock	(5,892)	—

Distributions to non-controlling interests	(240)	(8,710)
Net cash (used in) provided by financing activities	(26,384)	491,048
Net (decrease) increase in cash and cash equivalents and restricted cash	(38,970)	257,339
Effect of exchange rate on cash and cash equivalents and restricted cash	(1,464)	2,875
Cash and cash equivalents and restricted cash, beginning of period	312,977	52,763
Cash and cash equivalents and restricted cash, end of period	$272,543	$312,977

Use of Non-GAAP Measures

We disclose non-GAAP measures on a “same store basis,” which exclude the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. We believe that this information provides greater comparability regarding our ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”) and are non-GAAP financial measures.

We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, other non-cash items, and other unusual or non-recurring charges. Adjusted EBITDA, net of incremental bonuses, further adjusts Adjusted EBITDA by excluding incremental bonuses incurred for 2020 based on 2020 performance. Each of EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses is a non-GAAP financial measure.

We use EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses for operational and financial decision-making and believe these measures are useful in evaluating our performance because they eliminate certain items that we do not consider indicators of our operating performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses are also used by many of our investors, securities analysts, and other interested parties in evaluating our operational and financial performance across reporting periods. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses provides useful information to investors by allowing an understanding of key measures that we use internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing our operating performance.

EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses are not recognized terms under GAAP and should not be considered as a substitute for net income (loss) or any other financial measure presented in accordance with GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of these non-GAAP financial measures with those used by other companies.

The following table contains a reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses for the periods presented:

Reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses
For the Three Months Ended December 31,		For the Year Ended December 31,
2021	2020	2021	2020

	(in thousands)
Net income (loss)	$12,931	$(6,170)	$59,427	$30,639
Interest and other financing expenses, net	16,165	20,480	71,207	49,905
Income tax (benefit) expense	(651)	(6,670)	11,634	(1,499)
Depreciation and amortization	25,648	24,340	97,194	74,396
EBITDA	54,093	31,980	239,462	153,441
Non-cash rent expense (a)	1,586	1,876	6,359	7,051
Acquisition costs (b)	1,585	2,691	5,366	6,031
(Gain) loss on disposal of assets and impairment charges (c)	(514)	495	1,384	6,060
Share-based compensation expense (d)	1,677	1,504	5,804	1,891
(Income) loss from equity investment (e)	(81)	834	(186)	1,269
Fuel taxes paid in arrears (f)	—	—	—	819
Adjustment to contingent consideration (g)	—	(861)	(1,740)	(1,287)
Other (h)	26	34	126	302
Adjusted EBITDA	$58,372	$38,553	$256,575	$175,577
Incremental bonuses (i)	—	2,029	—	7,815
Adjusted EBITDA, net of incremental bonuses	$58,372	$40,582	$256,575	$183,392

(a) Eliminates the non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. The GAAP rent expense adjustment can vary depending on the terms of our lease portfolio, which has been impacted by our recent acquisitions. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(b) Eliminates costs incurred that are directly attributable to historical business acquisitions and salaries of employees whose primary job function is to execute our acquisition strategy and facilitate integration of acquired operations.

(c) Eliminates the non-cash loss (gain) from the sale of property and equipment, the loss (gain) recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing stores.

(d) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate our employees, certain non-employees and members of our Board.

(e) Eliminates our share of (income) loss attributable to our unconsolidated equity investment.

(f) Eliminates the payment of historical fuel tax liabilities owed for multiple prior periods.

(g) Eliminates fair value adjustments to the contingent consideration owed for the 2020 Empire Acquisition and owed to the seller in the 2019 Riiser Acquisition.

(h) Eliminates other unusual or non-recurring items that we do not consider to be meaningful in assessing operating performance.

(i) Eliminates incremental bonuses based on 2020 performance.